Exhibit 10.3

Executive Employment Agreement

EFFECTIVE DATE:	This Executive Employment Agreement (this “Agreement”) is dated as of March 7, 2016
(the “Effective Date”)

PARTIES:	Stillwater Mining Company
26 W Dry Creek Circle, Suite 400
Littleton, CO 80120
(“Employer”)

Rhonda L. Ihde
1716 Beartooth Drive
Laurel, MT 5904
(“Executive”)

Recitals

A.                Employer is principally engaged in the business of mining and processing ores from its Montana operations containing palladium, platinum, rhodium, gold, silver, copper and nickel.

B.                 Executive is a Certified Public Accountant with a Master of Science in Accountancy with extensive experience in the mining industry.

C.                Employer has extended an offer of employment to Executive subject to the terms and conditions set forth in this Agreement. Executive accepts employment on the terms, covenants, and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing recitals and the covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Employer and the Executive agree as follows:

Article I.
Definitions and Interpretation

1.1                    Definitions. In addition to the terms defined in the preamble and Recitals to this Agreement and in the body of this Agreement, as used in this Agreement, the following terms shall have the following meanings:

“Cause” shall mean (1) any gross misconduct, negligence, or omission by Executive; (2) Executive’s material failure or refusal to adhere to the terms of this Agreement or to Employer’s written policies, rules and practices applicable to Executive; (3) Executive’s unauthorized disclosure of Confidential Information (defined below) or breach of the Confidentiality provisions contained herein; (4) a material act or acts of dishonesty by Executive involving the Employer; (5) conduct of Executive which is materially injurious to the Employer, monetarily or otherwise; or (6) commission by Executive of a criminal offense that, if committed in the State of Montana, would have constituted a felony under the laws of the State of Montana or the United States.

“Good Reason” shall mean a special right of Executive to terminate employment at her initiative within 6 months following the occurrence, without Executive’s written consent, of one or more of the following events (except as a result of a prior termination), provided that Executive has provided Employer with notice of such event within 90 days of its initial existence and Employer has not remedied such condition within 30 days of such notice:

(a)                a material diminution or change, adverse to Executive, in Executive’s positions, titles, status, rank, nature of responsibilities, or authority with Employer (including the non-renewal of this Agreement by the Employer);

(b)               a material decrease in Executive’s annual Base Salary, or a decrease in the target bonus award opportunities described in Article V of this Agreement (other than an across-the-board reduction on a percentage basis for all Named Executive Officers);

(c)                a material reduction in the aggregate benefits for which Executive is eligible under the Employer’s benefit plans (other than an across-the-board reduction in the aggregate benefits for all Named Executive Officers); or

(d)               Employer requiring Executive to relocate outside of the State of Montana.

“Named Executive Officers” means those persons designated as such in the Employer’s then-current proxy statement, as amended by subsequent filing.

“Underperformance” shall mean Executive’s failure to meet the performance expectations and standards customary for the Corporate Controller position in a U.S. public company or as set forth in this Agreement.

1.2                    Interpretation. Unless a clear contrary intention appears, as used in this Agreement (a) the singular includes the plural and vice versa, (b) reference to any document means such document as amended from time to time, (c) “include” and “including” means including without limiting the generality of any description preceding such term, (d) the word “or” is not exclusive, unless otherwise expressly stated, (e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement, and (f) headings are for convenience only and do not constitute a part of this Agreement.

Article II.
Employment Duties.

Employer shall employ Executive as its Corporate Controller, and Executive shall reside and work in Montana, and accepts employment under the terms and conditions set forth in this Agreement. Executive shall be responsible for performing the business and professional services typically performed by the Corporate Controller of any company, or as may reasonably be assigned to her by Employer’s Board of Directors (“Board”), subject to the general and customary supervision by the Board.

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Article III.
Full-Time Best Efforts.

3.1                    Full-Time Best Efforts. Executive shall devote the professional time and attention required to perform Executive’s obligations under this Agreement, and shall at all times faithfully, industriously and to the best of Executive’s ability, experience and talent perform all of Executive’s obligations under this Agreement. Until this Agreement is terminated, Executive shall not be employed or engaged by any other person or firm other than Employer unless otherwise provided for in the Employer’s policies or authorized by the Board.

3.2                    No Conflicting Obligations. Executive represents and warrants to the Employer that she is under no obligation or commitment, whether contractual or otherwise, that is inconsistent with her obligations under this Agreement. Executive represents and warrants that she will not use or disclose, in connection with her employment by the Employer, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title, or interest and that her employment by the Employer as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. Executive represents and warrants to the Employer that she has returned all property and confidential information belonging to any prior employers.

Article IV.
Term and Termination.

4.1                    Term. The term of this Agreement shall begin on the Effective Date and continue until 11:59 p.m. on March 6, 2017 (“Employment Term”). This Agreement may be renewed for successive one-year terms upon written agreement of both parties no later than thirty (30) days prior to the end of the term.

4.2                    Termination. Notwithstanding Section 4.1:

(a)	This Agreement may be terminated by the agreement of the Employer and the Executive.

(b)	This Agreement and the Executive’s employment shall terminate immediately upon Executive’s death.

(c)	This Agreement shall terminate on the date on which the Executive will have had a disability (which is defined to mean any mental or physical condition as a result of which the Executive is unable or fails to perform the duties required of the Executive under this Agreement (“Disability”)) for a period of at least ninety days (which need not be consecutive) during any twelve month period, with the date of the termination of the Executive’s employment under this Agreement being the last date of the ninety day period, due to the Executive’s failure to perform the duties required of the Executive under this Agreement. During any period of disability the Executive must exhaust available vacation and sick leave.

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(d)	Employer may terminate this Agreement immediately upon notice for Cause.

(e)	Upon 30 days’ written notice to Executive and Executive’s failure to cure during the 30-day notice period, Employer may terminate this Agreement for Executive’s Underperformance.

(f)	Executive may terminate this Agreement upon 60 days’ written notice to Employer with or without Good Reason.

(g)	Upon termination of Executive’s employment under this Agreement, Employer shall have no further obligation to Executive except as specifically provided under this Agreement. Executive shall return to Employer any and all equipment, client, project and investor information including, without limitation, confidential files, proprietary information, client files, investor information, project files, construction files, electronic equipment, vehicles, keys, credit cards, and the like, owned by Employer and used by, or in the possession of, Executive.

Article V.
Compensation and Benefits

5.1        Base Salary. Employer shall pay Executive an annual salary of $221,000 (the “Base Salary”) in accordance with Employer’s regular payroll practices. This Base Salary is subject to periodic review and adjustment, provided, however, that the Base Salary will not be decreased other than an across-the-board reduction on a percentage basis for all Named Executive Officers.

5.2                    Short-Term Incentive Program.

(a)                Executive will be eligible to participate in Employer’s Short-Term Incentive Program (“STIP”), which will provide Executive the opportunity to earn a target bonus of 30% (and a maximum of 60%) of the Base Salary for each calendar year of the Employment Term starting in 2016.

(b)               The award is earned annually and is based upon achievement of performance targets established and approved by the Board annually. Except as otherwise provided in this Agreement, Executive must be employed by Employer on the last day of the designated performance period in order to be entitled to payment of any STIP bonus.

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5.3                    Long-Term Incentive Plan.

(a)                Executive will be eligible to participate in Employer’s Long-Term Incentive Plan (“LTIP”), providing an opportunity for Executive to earn a grant of equity instruments with a target value of 40% of the Base Salary for each calendar year of the Employment Term starting in 2016, which may include time and performance based awards as determined by the Compensation Committee annually.

(b)               The terms and conditions of each LTIP grant (including performance targets) will be set forth in an annual award agreement approved by the Board, and (if applicable) subject to the Employer’s 2012 Equity Incentive Plan. Such terms and conditions will include provisions for complete or partial payout of an LTIP award in the event of Executive’s death or separation from service due to disability, termination for Good Reason, termination for Underperformance, termination following a Change in Control (as defined in the LTIP), or (under certain circumstances) expiration of this Agreement without renewal.

5.4                    Business Expenses. Employer shall reimburse Executive for any business-related expenses approved pursuant to Employer’s policy.

5.5                    Fringe Benefits. The Executive shall be entitled to participate in any plans, arrangements or distributions by the Employer pertaining to or in connection with any health insurance, pension, retirement and profit sharing plans or benefits which the Employer adopts for the senior management executives of the Employer (the “Fringe Benefits”) on terms no less favorable than provided to Named Executive Officers. The Executive will be subject to all of the rules of the Employer’s plans providing the Fringe Benefits, including without limitation, rules regarding participation and vesting.

5.6                    Vacation. Executive shall be entitled to five weeks of paid vacation per year.

Article VI.

Severance Payments and Benefits

6.1                    Employer’s Termination of Executive for Cause or Executive’s Resignation without Good Reason. In the event that Employer terminates Executive’s employment for Cause or Executive resigns without Good Reason, Employer shall pay Executive any accrued but unpaid Base Salary through the date of termination or resignation, all accrued but unused vacation earned through the date of termination or resignation, and any reimbursement of expenses owed pursuant to this Agreement on the Employer’s next regularly scheduled pay day. Executive will not be eligible for any STIP and LTIP award payments for the year in which Executive’s employment terminates for Cause or Executive resigns without Good Reason, and unvested equity awards shall be forfeited on the date of termination or resignation.

6.2                    Termination due to Executive’s Death or Disability. In the event that Executive’s employment terminates for Death or Disability, Employer shall pay Executive or her estate the following amounts:

(a)                all accrued but unpaid Base Salary through the date of termination will be paid on the Employer’s next regularly scheduled pay day after termination;

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(b)               a pro rata portion (equal to the number of days in the year through the date of termination relative to the total number of days in the year) of Executive’s STIP bonus for the year in which employment terminates, paid no later than March 15th of the following year and based on achievement of the established performance targets;

(c)                all accrued but unused vacation earned through the date of termination will be paid on the Employer’s next regularly scheduled pay day after termination; and

(d)               any reimbursement of expenses owed pursuant to this Agreement will be paid on the Employer’s next regularly scheduled pay day after termination.

6.3                    Employer’s Termination of Executive for Underperformance or Executive’s Resignation for Good Reason. In the event that Employer terminates Executive’s employment for Underperformance or Executive resigns for Good Reason, Employer shall pay Executive the following severance benefits upon execution of a complete release in favor of Employer, its affiliates, and all of their respective officers, directors, employees, principals, managers, partners, members, attorneys, and representatives, in form and substance satisfactory to the Employer:

(a)                all accrued but unpaid Base Salary through the date of termination or resignation will be paid on the Employer’s next regularly scheduled pay day after termination or resignation;

(b)               all accrued but unused vacation earned through the date of termination or resignation will be paid on the Employer’s next regularly scheduled pay day after termination or resignation;

(c)                any reimbursement of expenses owed pursuant to this Agreement will be paid on the Employer’s next regularly scheduled pay day after the expenses have been approved;

(d)               an amount equal to two times the Base Salary in effect at the time of the resignation to be paid out in 24 equal monthly installments commencing on the 1st day of the month following the 3 month anniversary of the termination date and continuing on the 1st day of each month thereafter until paid in full (subject, however, to delay as provided in Section 13.11 of this Agreement);

(e)                an amount equal to two times the average of her target and actual STIP award for the calendar year immediately preceding the resignation to be paid out in 24 equal monthly installments commencing on the 1st day of the month following the 3 month anniversary of the termination date and continuing on the 1st day of each month thereafter until paid in full (subject, however, to delay as provided in Section 13.11 of this Agreement; and

(f)                an amount equal to 18 months of Executive’s cost to continue group medical coverage pursuant to the federal law commonly known as COBRA, 29 U.S.C. §1162, et seq., provided that Executive is eligible for and elects such continuation coverage, and provided that such amount will be subject to all required federal and state deductions and withholdings.

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Article VII.

Withholding Tax

The Employer shall be entitled to withhold from the Base Salary and any other amounts that it pays to Executive under this Agreement or otherwise, an amount sufficient to satisfy all federal, state and local income and employment tax withholding requirements with respect to any and all amounts paid to Executive by Employer.

Article VIII.

Indemnification

The Employer will hold harmless, indemnify, and provide a defense to Executive to the fullest extent permitted by Montana law with respect to any claims, actions, suits, or proceedings, brought against Executive, in any jurisdiction, by reason of, or arising out of, Executive’s service as, or the performance of Executive’s duties as, an employee, director, officer, and/or agent of the Employer, provided that such claims, actions, suits, or proceedings are not found by a court or arbitrator to have arisen out of Executive’s willful misconduct or gross negligence. The Employer will pay, and subject to any legal limitations, advance all costs, expenses, and losses, including without limitation reasonable attorneys’ fees, costs of settlements, and consequential damages, actually and necessarily incurred by Executive in connection with the defense of any such claims, actions, suits, or proceedings, and in connection with any appeal thereof.

Article IX.

Directors’ and Officers’ Insurance

The Employer will obtain and maintain directors’ and officers’ liability insurance coverage in an amount equivalent to that of a well-insured similarly situated company. Any directors’ and officers’ liability insurance covering Executive will continue to apply following the period in which Executive is serving as officer or director of the Employer for actions or omissions during the period in which Executive was acting as officer or director.

Article X.
Confidential Information

10.1                Confidential Information. “Confidential Information” as used in this Agreement shall mean any and all communications, information, records, documents, material, data or ideas regarding the Company, including, without limitation, lists of customers; names, addresses, electronic mail addresses and telephone numbers of customers; customer account information; lists of expiration dates of insurance policies sold to customers; financial models and spreadsheets; project development plans and specifications; partnership agreements and legal documents; corporate information and proprietary data as well as future development plans; and any communication with investors, prospective investors, partners, developers, architects, engineers, contractors, lenders, consultants or any other service providers. Information disclosed to the Employee by the Employer or learned by the Employee in the course of the Employee’s employment with the Employer shall be considered Confidential Information by the Employee unless the information is conspicuously designated as “Not Confidential” or, if provided orally, identified as not confidential at the time of disclosure.

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10.2                Nondisclosure and Nonuse Obligation. The Employee shall not disseminate or in any way disclose any Confidential Information to any person, agency, department, firm or business, provided, the Employee may disclose Confidential Information to other employees of the Employer, including, without limitation, officers, accountants, attorneys, and directors of the Employer. Notwithstanding any other provision of this Agreement, this Agreement shall not apply to any Confidential Information: (i) to the extent disclosure is required by law or is necessary to establish the rights of either party to this Agreement; (ii) disclosure of which is authorized in writing by the Employer; or (ii) that is in the public domain or becomes part of the public domain through no violation of this Agreement. The Employee shall promptly give notice to the Employer of any unauthorized use or disclosure of any Confidential Information. The Employee shall assist the Employer in remedying any unauthorized use or disclosure of any Confidential Information.

Article XI.
Competition, Non-Solicitation and Disclosure of Outside Activity

11.1                Competition. From and after the termination of Executive’s employment with Employer (the “Termination Date”) until the second anniversary of the Termination Date (the “Two-Year Period”), Executive may compete with Employer and own, operate, manage, control, engage in, participate in, invest in, hold any interest in, assist, aid, act as a consultant to or otherwise advise in any way, be employed by or perform any services (alone or in association with any person) for, any person (or on behalf of Executive) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly competes with Employer. If Executive, without the prior approval of the Employer, competes with Employer or owns, operates, manages, controls, engages in, participates in, invests in, holds any interest in, assists, aids, acts as a consultant to or otherwise advises in any way, is employed by or performs any services (alone or in association with any person) for any person (or on behalf of Executive) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly competes with Employer at any time during the Two-Year Period, Executive shall pay Employer an amount equal to 100% of all gross revenue generated by Executive or other person owned, operated, managed, controlled, engaged in, participated in, invested in or held by Executive or assisted, aided, consulted for or otherwise advised by Executive in any way or by which Executive was employed or for which Executive performed services (alone or in association with any person) during the Two-Year Period from any customers who were customers of Employer on the Termination Date or any time during the thirty-day period immediately preceding the Termination Date.

11.2                Non-Solicitation. Executive agrees that from and after the Effective Date and until two years after the Termination Date, she will not, except on behalf of Employer or with the express written permission of Employer, which may be given or withheld in Employer’s sole discretion, directly or indirectly solicit, or attempt to solicit (on Executive’s own behalf or on behalf of any other person or entity) the employment or retaining of any employee or consultant of Employer or any of Employer’s affiliates.

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11.3                Disclosure of Outside Activities. Executive, during the Employment Term, shall at all times keep the Employer informed of any outside business activity and employment, and shall not engage in any outside business activity or employment which may be in conflict with the Employer’s interests.

Article XII.
Arbitration.

Any dispute arising out of or relating to this Agreement shall be settled or made by binding arbitration at a location in Billings, Montana pursuant to the Montana Uniform Arbitration Act or other applicable Montana law, and where not inconsistent, in accordance with the Commercial Arbitration Rules of the American Arbitration Association now or hereafter in effect. The parties to the dispute shall unanimously select the arbitrator. In the event the parties to the dispute are unable to unanimously select an arbitrator within ten (10) days of notice from any party to the dispute to all other parties to the dispute of the need to select an arbitrator, the arbitrator shall be selected in accordance with the Montana Uniform Arbitration Act. The parties to the dispute shall confer with the arbitrator and together shall decide upon a time and date for the arbitration hearing. If the parties to the dispute and the arbitrator are unable to agree upon a time and date for the arbitration hearing, the arbitrator shall determine the time and date for the arbitration hearing. The parties to the dispute shall equally split the arbitrator’s fees and costs, unless the arbitrator determines that any party to the dispute has defaulted or asserted an unreasonable business position during the arbitration, in which event the party to the dispute who defaulted or asserted the unreasonable business position shall pay all or a part of the arbitrator’s fees and costs, as the arbitrator, in his discretion, determines. In agreeing to the method of dispute resolution set forth in this arbitration clause, the parties specifically acknowledge that each prefers to resolve disputes by arbitration rather than through the formal court process. Further, each of them understands that by agreeing to arbitration each of them is waiving the right to resolve disputes arising FROM or relating to this Agreement in Court by a judge or jury, the right to a jury trial, the right to discovery available under the Montana Rules of Civil Procedure, the right to findings of fact based on the evidence, and the right to enforce the law applicable to any case arising out of or relating to this Agreement by way of appeal, except as allowed under the Montana Uniform Arbitration Act. Each of them also acknowledges that each has had an opportunity to consider and study this arbitration provision, to consult with counsel, to suggest modifications or changes, and, if requested, has received and reviewed a copy of the Montana Uniform Arbitration Act.

Article XIII.
Miscellaneous.

13.1                Key-Employee Insurance. Executive agrees that the Employer may, from time to time, apply for and take out in its own name and at its own expense, life, health, accident, or other insurance upon Executive that the Employer may deem necessary or advisable to protect its interests; and Executive agrees to submit to any medical or other examination necessary for such purposes and to assist and cooperate with the Employer in preparing such insurance; and Executive agrees that she shall have no right, title, or interest in or to such insurance.

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13.2                Governing Law. This Agreement shall be governed by the laws of the State of Montana.

13.3                No Waiver. The failure of either party to demand strict performance and compliance with any part of this Agreement shall not be deemed to be a waiver of the rights of such party under this Agreement or by operation of law. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

13.4                Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

13.5                Counterparts and Facsimile Signatures. This Agreement and any amendments to this Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement. A facsimile or electronic signature to this Agreement and any amendments to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.

13.6                Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile or electronic mail if sent during normal business hours of the recipient, if not, then on the next business day; (iii) upon receipt, if sent by registered or certified mail or nationally recognized overnight courier. All notices shall be sent to Employer or Executive at the address set forth on the first page of this Agreement, or at such other address as either party may designate by notice pursuant to this Section.

13.7                Entire Agreement. The terms of this Agreement express and constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, term sheets, offer letters, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification, waiver or termination of this Agreement shall be binding, unless executed in writing by the party to be bound.

13.8                Acknowledgments; Separate Representation.  Each of the parties represents, acknowledges and agrees that the respective party has been advised to consult with professional legal and accounting advisors with respect to the legal and tax consequences of the transactions described in this Agreement and all agreements referenced in this Agreement, and each party has obtained and relied upon its own independent legal and accounting advisors in connection with the transactions contemplated in this Agreement.

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13.9                Amendment. This Agreement may be amended or altered by written instrument executed by all of the parties to this Agreement.

13.10            Attorney’s Fees. In the event of any arbitration or other proceeding for the interpretation or enforcement of this Agreement, the prevailing party in such arbitration or other legal proceeding shall be entitled to recover its costs and expenses incurred, including, without limitation, reasonable attorneys’ fees

13.11            Code Section 409A. The intent of the parties is that payments and benefits under this Agreement (including all attachments, exhibits and annexes) be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, Executive shall not be considered to have terminated employment with the Employer for purposes of this Agreement, and no payment shall be due to Executive under this Agreement, until Executive would be considered to have incurred a “separation from service” from the Employer within the meaning of Code Section 409A. Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments to be made to the Executive upon his or her separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A by reason of Executive’s status as a “specified employee,” the payment shall instead be made on the first business day after the earlier of (i) the date that is six months following such separation from service and (ii) Executive’s death. To the extent that the Agreement provides for the reimbursement of specified expenses incurred by the Executive, such reimbursement shall be made in accordance with the provisions of the Agreement, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement or in-kind benefits provided by the Employer in any taxable year of the Executive shall not affect the amount of expenses or in-kind benefits to be reimbursed or provided in any other year (except in the case of maximum benefits to be provided under a medical reimbursement arrangement, if applicable).

13.12            Clawback. Notwithstanding any other provisions in this Agreement, any compensation that is otherwise payable under this Agreement and that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Employer pursuant to any such law, government regulation or stock exchange listing requirement).

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The parties have executed this Agreement effective as the Effective Date.

EMPLOYER:

Stillwater Mining Company

__________________________________________

Michael J. McMullen

President and Chief Executive Officer

EXECUTIVE:

__________________________________________

Rhonda L. Ihde

Corporate Controller

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